Exhibit 10.10
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
AGREEMENT
THIS AGREEMENT is made effective as of the 17th day of October, 2003, between IDEXX Europe B.V., a corporation organized under the law of The Netherlands whose principal place of business is at Koolhovenlaan 20, 1119 NE - Schiphol-Rijk, The Netherlands (“IDEXX”) and Ortho-Clinical Diagnostics, Inc., a New York corporation with offices at 100 Indigo Creek Drive, Rochester, New York, U.S.A. (“OCD”), and amends and restates the supply agreement effective as of January 1, 1999 between IDEXX and OCD (the “Prior Europe Agreement”).
WHEREAS, OCD has been a supplier of analyzers for human applications and dry slides, and IDEXX has been a supplier of analyzers for animal applications; and
WHEREAS, OCD and IDEXX Operations, Inc. (“IDEXX US”) have entered into an agreement in the United States (the “US Agreement”) to (a) combine certain of their respective skills and intellectual property and to invest significant capital to create a New Analyzer (as defined below) and related panel holder design for animal applications, which is expected to provide a superior analyzer offering to customers, expand the sales of OCD dry slides and IDEXX analyzers, and make IDEXX products more competitive and (b) ensure IDEXX US a continuing supply of Dry Slides necessary for its continued sale of analyzers, including the New Analyzer; and
WHEREAS, in the United States and in the Territory (as defined herein) different market conditions as well as regulatory differences prevail, for which reasons OCD and IDEXX desire to enter into a separate agreement for the supply of Dry Slides in the European market and the other regions in the Territory; and as is the case with the US Agreement, OCD and IDEXX desire to reflect herein their mutual investments and exchange of know-how in connection with the supply of Dry Slides as well as their desire to enter into new arrangements for the supply of diagnostic slides and analyzers for Europe and the other regions in the Territory, the terms and conditions of which are documented herein;

NOW THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS
In this Agreement the following expressions shall have the meaning set opposite them.

“Agreements”	This Agreement and the US Agreement.

“Analyzers”	The VETTEST Analyzer and the New Analzyer.

“Commencement Date”	October 17, 2003.

“Dry Slide”	A chemical composition, comprising a layered, coated dry film, specifically formulated to analyze for a body constituent, which composition is immediately hydrated by any undiluted bodily fluid, including without limitation a VITROS slide. For avoidance of doubt, the term “Dry Slide” shall not include any assay based on immunomagnetic particle technology or any assay for which the analyte is DNA or RNA.

“Effective Rebate Rate”
For any year, the weighted average percentage reduction in the purchase price of any slides purchased in such year that IDEXX is entitled to receive pursuant to Section 7.03 hereunder. The calculation of the Effective Rebate Rate is illustrated in Schedule 7.

“Exclusivity Territory”	Austria, Belgium, France, Germany, Italy, Netherlands, Portugal, Spain, Switzerland and the United Kingdom.

“Existing Special [**] Slides”	VETTEST slides that have been [**], as of the date of this Agreement, pursuant to Section 4 of the Operations Agreement.

“IDEXX Parent”	IDEXX Laboratories, Inc., a Delaware, USA corporation, the parent company of IDEXX.

“IDEXX US”	IDEXX Operations, Inc., a Delaware, USA corporation.

“New Analyzer”	A new chemistry analyzer that uses OCD Dry Slides for veterinary applications, as contemplated by

Article 3 of the US Agreement, and any updates or modifications to such analyzer.

“New Chemistry Slides”	As defined in Section 5.06.

“New Slide/Panel Design”	A new slide format for VETTEST slides to be used in conjunction with the New Analyzer, as well as a panel holder for such slides, as contemplated by Article 3 of the US Agreement, and any updates or modifications to such design.

“New Slides”	VETTEST slides that are formatted and packaged in accordance with the New Slide/Panel Design, as contemplated by Article 3 of the US Agreement.

“New Special [**] Slides”	VETTEST slides that have been [**] pursuant to Section 7.04 of this Agreement.

“Operations Agreement”	The Operations Agreement effective as of January 1, 1999 among OCD, IDEXX Parent and IDEXX.

“PANELS/PROFILES”
Packages of VETTEST slides for VETTEST Analyzers consisting of two or more sets of slides of specified chemistries. The initial PANEL and the initial PROFILES shall consist of the slides set forth on Schedule 3 attached hereto, with any changes or additional PANELS/PROFILES to be mutually agreed upon by the parties as specified in Schedule 3.

“Prime Rate”	For any day in any calendar month, the prime rate of interest as published in the Wall Street Journal on the last business day of the immediately preceding month.

“Proportionate Share”
The percentage obtained by dividing (i) the number of VETTEST slides purchased by IDEXX in a given period, by (ii) the total number of VETTEST slides purchased by IDEXX and its affiliates during such period.

“Settlement Agreement”	The Amendment, Release and Settlement Agreement dated as of September 12, 2002 among OCD, IDEXX Parent and IDEXX.

“Special [**] Slides”	Existing Special [**] Slides and New Special [**] Slides.

“Term”	As defined in Section 18.01.

“Territory”	The European Union, Africa, and the countries listed on Schedule 10 attached hereto.

“VETTEST Analyzer”	The analyzer currently marketed as the VETTEST VT 8008 analyzer and any updates or modifications to such analyzer.

“VETTEST slides”	Dry Slides currently manufactured by OCD, specially designed, bar coded, labeled, and/or packaged for one or more of the Analyzers in accordance with the terms of this Agreement or the US Agreement and supplied by OCD in accordance with the terms and conditions of this Agreement.

“VETTEST tips”	Metering tips sourced by OCD for use with the VETTEST Analyzer, specially packaged and supplied to IDEXX in accordance with the terms of this Agreement.

“VITROS slides”	The Dry Slides currently manufactured by OCD for use in any current VITROS analyzer, including without limitation the DT60.
All references to currency in this Agreement shall mean U.S. Dollars unless otherwise specifically indicated.

2.	EFFECTIVE DATE OF AGREEMENT

2.01	This Agreement shall become effective upon the Commencement Date. This Agreement shall apply solely within the Territory.

3.	NEW SLIDES AND THE NEW SLIDE/PANEL DESIGN

3.01	Notwithstanding any other provision of this Agreement, OCD’s obligations hereunder to supply, format or package New Slides hereunder shall be conditioned upon the successful development of the New Slides, the New Analyzer and the New Slide/Panel Design in accordance with Article 3 of the US Agreement.

3.02	If IDEXX US elects under Section 3.08 of the US Agreement to perform the formatting and packaging of the New Slides independently of OCD, then (1) in lieu of New Slides, OCD shall supply IDEXX with VITROS slides in the format currently manufactured for the VITROS mainframe analyzers and/or the VETTEST Analyzer (i.e., VITROS slides packaged in 50-count cartridges, before further formatting and packaging for VETTEST Analyzer requirements), as applicable for New Slides, for the Term as provided in this Agreement, and all references in this Agreement to New Slides or to VETTEST slides, to the extent referring to OCD’s obligation to supply New Slides, shall mean such VITROS slides packaged in 50-count cartridges and (2) solely with respect to New Slides, the prices for Tiers 2 and 3 in the table set forth in Section 7.02 shall be reduced by $[**] per New Slide.

4.	AGREEMENT TO SUPPLY

4.01
Subject to the terms and conditions of this Agreement, OCD undertakes to manufacture for IDEXX and to supply to IDEXX VETTEST slides, VETTEST tips and Vetrol controls. OCD shall supply VETTEST slides in compliance with the VETTEST Slide Quality Assurance Procedures set out in Schedule 1. All slides supplied to IDEXX hereunder are supplied solely for sale within the Territory; provided that IDEXX may make limited sales to IDEXX US solely for purposes of adjusting inventory levels according to unanticipated changes in regional demand. For the avoidance of doubt, nothing in this Agreement shall obligate OCD, with respect to any particular chemistry, to furnish IDEXX with slides for such chemistry in any slit format that OCD does not currently manufacture for such chemistry, or that would otherwise be uneconomical for OCD to supply to IDEXX (other than the slit formats for such chemistry that OCD then sells or has agreed in writing to sell to IDEXX).

4.02	(a) Notwithstanding any other provision of this Agreement, if after [**] the annual volume of VETTEST slides purchased by IDEXX and IDEXX US is less than [**] slides, then OCD may in its sole discretion elect to be released from any obligation to format and package the New Slides and/or package other VETTEST slides, in which event IDEXX’s sole options hereunder shall be either (x) to accept an increase in slide prices for New Slides and/or other VETTEST slides that is adequate to compensate OCD for any increase in its costs due to such reduction in volume, or (y) with respect to slides for which IDEXX does not accept a price increase under the preceding clause (x), but which IDEXX US has elected to format and/or package independently of OCD as provided in Section 4.02 of the US Agreement, to obtain such slides from IDEXX US.

(b) If IDEXX US elects under Section 4.02 of the US Agreement to perform the formatting and packaging of New Slides, then (1) in lieu of New Slides OCD shall supply IDEXX with VITROS slides in the format currently manufactured for the VITROS mainframe analyzers and/or the VETTEST Analyzer (i.e., VITROS slides packaged in 50-count cartridges, before further formatting and packaging for VETTEST Analyzer requirements), as applicable for New Slides, for the Term as provided in this Agreement, and all references in this Agreement to New Slides or to VETTEST slides, to the extent referring to OCD’s obligation to supply New Slides, shall mean such VITROS slides packaged in 50-count cartridges, and (2) the prices for Tiers 2 and 3 in the table set forth in Section 7.02 shall be reduced by $[**] per New Slide.

(c) If IDEXX US elects under Section 4.02 of the US Agreement to perform the packaging of VETTEST slides other than New Slides, then (1) in lieu of such other VETTEST slides OCD shall supply IDEXX with VITROS slides in the format currently manufactured for the VETTEST Analyzer (i.e., VITROS slides packaged in 50-count cartridges, before further formatting and packaging for VETTEST Analyzer requirements) for the Term as provided in this Agreement, and all references in this Agreement to VETTEST slides, to the extent referring to OCD’s obligation to supply such slides (other than New Slides), shall mean such VITROS slides packaged in 50-count cartridges, and (2) the prices for Tiers 1, 2 and 3 in the table set forth in Section 7.02 shall be reduced by $[**]per slide for VETTEST slides (other than New Slides).

5.	FORECASTS, COMMITMENTS AND ORDERS

5.01
Attached hereto as Schedule 4 are aggregate Purchase Commitments by IDEXX and IDEXX US for VETTEST slides for the VETTEST Analyzer for calendar years 2003 through and including 2010. The Purchase Commitments constitute the aggregate anticipated minimum aggregate purchase quantities by IDEXX and IDEXX US for single chemistry VETTEST slides and PANELS/PROFILES slides in the indicated calendar years.

Existing Special [**] Slides, New Special [**] Slides and New Chemistry Slides shall be excluded from the determination of IDEXX’s and IDEXX US’s slide purchases for purposes of achieving their aggregate Purchase Commitments under Section 5.01 of this Agreement or the US Agreement, as the case may be.

Failure by IDEXX and IDEXX US to purchase, in the aggregate, at least the indicated Purchase Commitment quantities of each type of slides in any year may subject IDEXX to the requirement to make a payment to OCD as set forth in Section 5.02 below, but such failure shall in no event otherwise be deemed to be a breach of this Agreement.

5.02
If IDEXX and IDEXX US fail to purchase in the aggregate the quantities of slides for the VETTEST Analyzer set forth as Purchase Commitments on Schedule 4 in a particular calendar year, unless there has been a Material Adverse Change (as defined in the following paragraph), IDEXX shall pay, or shall cause IDEXX US to pay, to OCD within 30 days after the end of such calendar year [**]% of the product of (i) the number of each type of slides (single or PANELS/PROFILES) by which IDEXX and IDEXX US have in the aggregate fallen short of the Purchase Commitment and (ii) the lowest per-slide price for the applicable type of slides under either of the Agreements.

For the purposes of this Section 5.02, “Material Adverse Changes” shall mean material changes in the veterinary clinical chemistry markets which result from (a) the commercial introduction into the veterinary market, other than by IDEXX or its affiliates, of a technology not previously available in the veterinary clinical chemistry market, (b) the eradication of one or more diseases, or the development of new disease therapies, treatments or diagnostics, which significantly reduces demand for veterinary clinical chemistry testing or (c) the inability or unwillingness of OCD to supply VETTEST or VITROS slides in accordance with IDEXX’s Annual Purchase Forecasts pursuant to Section 5.04 below. Whether a Material Adverse Change has occurred will be determined by reference to the effect of a change in the veterinary clinical chemistry market on IDEXX and IDEXX US taken as a whole, and not on either individually.

The parties shall discuss in good faith any assertion by IDEXX or IDEXX US that a Material Adverse Change has occurred or is continuing. If the parties agree that a Material Adverse Change has occurred or is continuing, they shall negotiate in good faith with respect to appropriate reductions in Purchase Commitments, VETTEST slide prices (including single and PANELS/PROFILES slides) and/or amounts which would otherwise be payable pursuant to the first sentence of this Section 5.02 to appropriately allocate the effects of such Material Adverse Change on the parties.

5.03	Order and delivery of VETTEST slides (including PANELS/PROFILES) shall be made in multiples of 100 boxes. Unless otherwise agreed between the parties in any particular case, IDEXX shall place orders for slides four times per calendar year, for delivery in each calendar quarter of the year. Each order shall specify a business day delivery date for each delivery, which shall be not less than three months after the order date. Unless otherwise agreed between the parties in any particular case the number of deliveries shall be limited to four per year. IDEXX shall order quantities for delivery in any quarter in accordance with its good faith estimates of actual demand, with allowance for reasonable inventory management requirements and consistent with IDEXX’s stated desire to minimize its inventory levels.

Order and delivery of the VETTEST tips shall be made in multiples of 10,000 tips (20 cartons each containing 500 tips). Unless otherwise agreed between the parties in any particular case, the number of orders and deliveries of the VETTEST tips and Vetrols shall be limited to two in each year. OCD shall deliver the VETTEST tips and Vetrols in the ordered quantities in each year.

5.04
Not later than October 1 of each year, commencing October 1, 2003, IDEXX shall notify OCD of the aggregate forecasted requirements of IDEXX for the subsequent calendar year for each of the VETTEST slides (single slides and PANELS/PROFILES slides for the VETTEST Analyzer and New Slides) (each such notification, an “Annual Purchase Forecast”). The aggregate order quantities in the subsequent year for each of the VETTEST slides shall be within ±25% of such aggregate Annual Purchase Forecast unless the parties otherwise agree. As long as slide orders do not exceed the applicable Annual Purchase Forecast by more than 25%, OCD shall deliver the slides in accordance with the orders. The Annual Purchase Forecasts constitute non-binding forecasts for OCD’s planning purposes and shall also be the basis for determining estimated slide pricing pursuant to Section 7.02 below and the cash rebate pursuant to Section 7.03 below.

In addition to the Annual Purchase Forecast, IDEXX shall furnish to OCD updated quarterly forecasts of the aggregate requirements of IDEXX for VETTEST slides in the four succeeding calendar quarters. The parties understand that such forecasts are merely estimates to assist OCD in production planning and are not to be considered orders or binding in any way.

For production planning purposes, the parties shall further coordinate with one another to keep OCD apprised of IDEXX’s current and anticipated inventories of stock keeping units and relevant conditions in the veterinary market. The provisions of this paragraph shall terminate immediately upon any termination of the corresponding provisions of Section 5.04 of the US Agreement.

5.05	In the event that IDEXX in any year notifies OCD that it wishes to order quantities which exceed the quantities mentioned in Section 5.04 above by more than 25%, OCD will endeavor to supply the excess quantities and notify IDEXX of the extent of its ability to so supply.

5.06
It is understood and agreed that orders for the VETTEST slides shall include only those chemistries set forth in Schedule 5 hereto, as amended from time to time by agreement of the parties. IDEXX may at any time request that the additional chemistries listed on Schedule 8 hereof, in the form they are available at the Commencement Date to the human market on VITROS slides, be added as VETTEST slides to Schedule 5 (any VETTEST slides so added, containing such additional chemistries, are referred to herein as “New Chemistry Slides”). Prior to adding a New Chemistry Slide on Schedule 5, the parties will negotiate in good faith to determine the initial price for such slides in accordance with the immediately following paragraph and shall set forth such price on Schedule 6. IDEXX shall have the right, from time to time, to elect to remove any New Chemistry Slides from Schedule 5, and Schedule 5 and Schedule 6 shall be updated to reflect such removal. IDEXX acknowledges that neither this nor any other provision of this Agreement shall obligate OCD to supply IDEXX with any slide or other product based on any technology that is not incorporated in the VITROS slides or VETTEST slides that OCD sells as of the date hereof.

Until [**], the price per slide for any New Chemistry Slides shall be the greater of $[**] and [**] (as determined by OCD in good faith and taking into account IDEXX’s and IDEXX US’s good faith forecast for the quantity of the chemistry in question). For orders placed for delivery during each calendar year beginning with [**], if [**] of any New Chemistry Slide is determined to be greater than $[**] (as determined by OCD in good faith and taking into account IDEXX’s and IDEXX US’s good faith forecast for the quantity of the chemistry in question), then the minimum price per slide for such New Chemistry Slides shall be [**]; provided, that so long as IDEXX and IDEXX US order [**] or more of such slides in the aggregate in any calendar year, the minimum price per slide for such New Chemistry Slides shall not exceed $[**]. OCD shall have the right, from time to time and in good faith, to revise its determination of [**] of any New Chemistry Slide that is priced on Schedule 6 if IDEXX’s and IDEXX US’s aggregate actual annual orders of such slide fall below [**], and Schedule 6 shall be updated to reflect such revised [**].

In the event that a chemistry listed in Schedule 5 should become known by OCD to be unavailable at any future date during the Term, OCD will so notify IDEXX at the earliest practicable date, and the parties shall cooperate to determine an appropriate course of action.

6.	DELIVERY

6.01	Following acknowledgement by OCD of each order placed by IDEXX and on or before the delivery due date, OCD shall complete delivery of the appropriate quantity of slides and tips within ± 10%. Deviations of delivery quantities from order quantities within the ± 10% range may be compensated by IDEXX in the first subsequent order placed, subject to Section 5. In the event of a price increase for one or more of the VETTEST slides, such compensating quantity of such slides shall be processed at the previous lower price.

6.02	Order and delivery for all purchases hereunder shall be F.O.B. OCD’s facility in the U.S.A.

6.03	Unless otherwise advised in writing by OCD to IDEXX, OCD shall pack the VETTEST slides in accordance with OCD’s standard shipping configuration which is known to IDEXX and which at the Commencement Date contains approximately 60 cases per pallet, each case containing 100 boxes of slides.

6.04	The parties shall reasonably cooperate to identify and implement potential savings for both parties, consistent with the principles of lean manufacturing across the value chain, in all processes in their relationship, including without limitation improvements relating to slide manufacturing, packaging, ordering, build schedules, component purchasing, delivery schedules, quality testing and calibration processes, and product distribution processes (including direct shipment to IDEXX distributors and end-users), and including without limitation, identifying and implementing processes to reduce the number of slide lots supplied to IDEXX and to reduce IDEXX calibration time; provided, that neither party shall be obligated to implement a process change for which its net costs exceed its net benefits.

7.	PRICES

7.01
Subject to the provisions of Sections 3.02 and 4.02 that contemplate OCD’s delivery of slides in 50-count cartridges if IDEXX US elects to format and/or package slides independently, all references to pricing for VETTEST slides in this agreement refer to the completed and packaged product in form ready for delivery to an end-user. The initial prices for each of the VETTEST slides (including the PANELS/ PROFILES) shall be as set forth in Schedule 5 hereto.

7.02	(a) The prices set forth in Schedule 5 shall remain in effect for orders placed through December 31, [**].

(b) For orders placed for delivery during each calendar year beginning with [**], the price for each VETTEST slide listed on Schedule 5 (whether New Slides, single chemistry VETTEST slides for the VETTEST Analyzer, or per slide in PANELS/PROFILES, and, for avoidance of doubt, including New Chemistry Slides, subject to Section 5.06), within the respective volume tiers set forth below (aggregating for this purpose purchases by IDEXX and IDEXX US) shall be as set forth for such volume tier; provided, that Existing Special [**] Slides and New Special [**] Slides shall not be priced by reference to the volume tiers but will be priced as otherwise set forth below. For purposes of determining purchase volumes, up to [**] Existing Special [**] Slides shall be included in the determination, and all other Existing Special [**] Slides and New Special [**] Slides shall be excluded from the determination. The stated price shall apply only to slides purchased within the corresponding volume tier, and only with respect to the quantities within such tier.

Annual Volume Tier	Price per Slide

Tier 1: Up to [**]	$	[**]
Tier 2: In excess of [**] but not exceeding [**]	$	[**]
Tier 3: In excess of [**]	$	[**]

For all orders for Existing Special [**] Slides, the price per slide shall be as agreed between the parties pursuant to Section 4 of the Operations Agreement.

For all orders for New Special [**] Slides, the price per slide shall be as agreed between the parties pursuant to Section 7.04 of this Agreement.

Notwithstanding the foregoing, the price per slide for any New Chemistry Slide that is priced on Schedule 6 shall never be lower than the greater of (a) the minimum price as determined in accordance with Section 5.06 and identified on Schedule 6 as amended from time to time and (b) the price that would otherwise apply pursuant to the pricing tiers set forth above.

Promptly after IDEXX and IDEXX US provide their aggregate Annual Purchase Forecast for a calendar year pursuant to Section 5.04 and Section 5.04 of the US Agreement, the parties shall calculate the weighted average price of slides included in such forecast (the “First Estimated Blended Price”).

Upon determination of the First Estimated Blended Price applicable to a calendar year, for each order placed by IDEXX for delivery during the first three calendar quarters of such year, the amount invoiced and paid per slide listed on Schedule 5 shall be the First Estimated Blended Price.

Before IDEXX places its order for the fourth calendar quarter of the year, the parties shall review IDEXX’s and IDEXX US’s respective fourth-quarter orders and re-calculate the weighted average price of slides based on IDEXX’s and IDEXX US’s aggregate actual orders for the first three quarters and their orders for the fourth quarter (the “Second Estimated Blended Price”). If the Second Estimated Blended Price is different than the First Estimated Blended Price, the amount invoiced and paid per slide listed on Schedule 5 shall be the Second Estimated Blended Price. In addition, either party may calculate the resulting adjustment (up or down) for each slide delivered for the first three quarters to reflect the difference between the First Estimated Blended Price and the Second Estimated Blended Price, such that the amount paid by IDEXX for all slides delivered during the first three calendar quarters shall equal the Second Estimated Blended Price. If the adjustment is an upwards adjustment, then IDEXX shall pay OCD the aggregate amount of such adjustment, together with interest on such amount (calculated as set forth below), within 30 days of OCD’s request for such payment. If the adjustment is a downwards adjustment, then OCD shall pay IDEXX the aggregate amount of such adjustment, together with interest on such amount (calculated as set forth below), within 30 days of IDEXX’s request for such payment (or, at IDEXX’s option, apply such amount as a credit against IDEXX’s third or fourth quarter invoice).

Within 30 days after the end of the year (or 30 days after IDEXX and IDEXX US complete payment in full for all slides purchased during the year, if later), the parties shall perform a final calculation of the weighted average price based on all slides ordered by IDEXX and IDEXX US and delivered during the year (the “Final Blended Price”). If the Final Blended Price is different than the Second Estimated Blended Price, then IDEXX or OCD, as the case may be, shall make a final payment to the other, so that the final amount paid by IDEXX per slide for all slides ordered and delivered during the year shall equal the Final Blended Price. The party obligated to make such final payment shall do so within 30 days after the determination of the Final Blended Price.

Any adjustment payments made pursuant to either of the immediately preceding paragraphs, and any overdue payments by OCD or IDEXX of any amounts owed to the other pursuant to this Section 7.02, shall bear interest at a rate per annum equal to the Prime Rate. Such interest shall be calculated based on a 365-day year and the actual number of days elapsed since the due date for the applicable payment to which it relates.

For avoidance of doubt, the blended price calculations of this Section 7.02 shall apply only to chemistries listed on Schedule 5, and only after calendar year [**].

(c) OCD may, at its option, increase all prices for slides ordered for delivery (i) on or after January 1, [**] by an amount not to exceed [**]% of the “PPI Increase” (as defined below), provided that OCD may not increase prices under this clause (i) unless the PPI Increase is greater than [**]%; and (ii) on or after January 1, [**] by an amount (x) as provided in the preceding clause (i) or (y) by an amount not to exceed [**]% of the PPI Increase, provided that OCD may not increase prices under this subclause (y) unless the PPI Increase is greater than [**]%. OCD may calculate the PPI Increase each year beginning in [**], and any resulting price increase shall be effective for orders placed for delivery during the following calendar year and thereafter, unless and until increased again in accordance with the procedures set forth in this paragraph. For purposes of this Agreement, the “PPI Increase” shall be calculated by dividing (x) the average monthly “PPI” level for the most recent 12-month period ending with and including June of the year in which the PPI Increase is being calculated (each such period, a “Measurement Period”), by (y) the average monthly PPI level for the 12-month period immediately preceding that described in clause (x) (the “Baseline Period” with respect to such Measurement Period), then subtracting 1 and converting the remaining fraction into a percentage. All calculations shall be based on the latest version of the PPI level published as of the date the calculation is made. For purposes of this Agreement, “PPI” means the United States Producer Price Index – [**] (not seasonally adjusted), current series identification [**], as published by the Bureau of Labor Statistics on its Web site (www.bls.gov/ppi), or if not available from such Web site, then as published by the Bureau of Labor Statistics in its monthly periodical “Producer Price Indexes.” OCD shall give IDEXX written notice of any price increase pursuant to this paragraph 7.02(c) at least 120 days before the beginning of the calendar year for which a price increase is to take effect; otherwise, the prices shall remain unaffected by such increase for such year.

(d) With respect to slides ordered for delivery on or after January 1, [**], if OCD’s aggregate cost of [**] (as defined below) for the most recent Measurement Period has increased on a per VETTEST slide basis as compared with the applicable Baseline Period by an amount that exceeds the PPI Increase for such Measurement Period as applied to the [**] for such Baseline Period, on a per VETTEST slide basis, then OCD shall be permitted to increase the price of each slide sold to IDEXX by the amount of such excess. “[**]” means [**] that are [**]. Schedule 9 attached hereto contains an example, for illustration purposes only, of the calculations described in this paragraph 7.02(d) and in paragraph 7.02(e).

(e) With respect to slides ordered for delivery on or after January 1, [**], if IDEXX’s share of Special Event Costs (as defined below) for the most recent Measurement Period has increased on a per VETTEST slide basis as compared with the applicable Baseline Period by an amount that exceeds [**] above the PPI Increase for such Measurement Period as applied to IDEXX’s share of Special Event Costs for such Baseline Period, on a per VETTEST slide basis, then OCD shall be permitted to increase the price of each slide sold to IDEXX by the amount of such excess. “Special Event Costs” means the aggregate net amount of (i) [**] with respect to [**] on which [**], (ii) [**] in the [**], and (iii) [**] as a result of [**]. “IDEXX’s share” of any of the foregoing shall mean the [**] that is attributable to the [**].

(f) OCD shall give IDEXX written notice of any price increase pursuant to paragraph 7.02(d) or 7.02(e) at least 120 days before the beginning of the calendar year for which a price increase is to take effect; otherwise, the prices shall remain unaffected by such increase for such year. Any price increase pursuant to paragraph 7.02(d) or 7.02(e) shall be effective for orders placed for delivery during the following calendar year and thereafter, unless and until (i) increased again in accordance with the procedures set forth in such paragraphs or (ii) there occurs a decrease in any of the costs upon which the price increase was based (or any such cost that was relevant in one measuring period is not relevant in subsequent periods, for example, certain validation or other one-time costs incurred for compliance purposes), in which event IDEXX’s price per slide shall be reduced to the extent of such decrease (or one-time cost). In addition, OCD agrees to consider in good faith any request by IDEXX to reimburse OCD pursuant to paragraph 7.02(e) by a process other than an increase in slide prices, such as a lump sum payment or series of payments. Furthermore, with respect to any one-time cost or other temporary cost lasting no more than one year, IDEXX shall have the right to make such reimbursement in equal periodic payments (no less frequently than quarterly) over a period that is no longer than one year.

(g) OCD shall give IDEXX reasonable detail as to its incremental [**] costs and incremental Special Event Costs on which it seeks to base a price increase pursuant to paragraph 7.02(d) or 7.02(e) or otherwise pass on to IDEXX pursuant to paragraph 7.02(f); provided, however, that IDEXX shall not have any right to obtain any details concerning OCD’s actual costs (other than such incremental cost differences used in such calculation).

(h) At any time after OCD’s aggregate annual sales volume of VITROS slides and VETTEST slides shall have declined more than [**]% from [**], the parties shall, at OCD’s request, discuss appropriate pricing of slides under this Agreement. Neither party shall be obligated to agree to any price change under this Section 7.02(h).

(i) OCD agrees that IDEXX shall have the right, no more than once per calendar year, to cause an internationally recognized independent accounting firm to conduct an audit, on reasonable advance notice and during normal business hours, of OCD’s books and records to the extent reasonably necessary to confirm OCD’s price increase calculations under this Section 7.02. Any report prepared by such independent accounting firm shall contain such firm’s conclusion concerning the validity of OCD’s price increase; provided, however, that such report shall not contain, and IDEXX shall not have any right to obtain, any details concerning OCD’s actual costs (other than incremental cost differences used in the calculation of OCD price increases).

(j) IDEXX agrees that OCD may audit IDEXX’s books and records relating to orders of VETTEST slides to confirm the pricing calculations under this Section 7.02.

7.03	The provisions of this Section 7.03 shall apply only to purchases of VETTEST slides for the VETTEST Analyzer during calendar years [**]. IDEXX shall be entitled to receive its Proportionate Share (based on sales during a calendar year) of a cash rebate in the amount set forth below if the total aggregate slide purchases by IDEXX and IDEXX US, in calendar year [**], exceed the aggregate quantities set forth below:

Incremental Cash Rebate –
Annual Slide Purchases	% Off Purchase Price
0 [**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**] and above	[**]%

The rebate amounts set forth above constitute a percentage reduction in the purchase price of any slides (including both single slides and PANELS/PROFILES slides) purchased above the corresponding quantity. The percentage amounts are incremental (as opposed to cumulative) and relate only to the quantities set forth opposite it. For example, if IDEXX and IDEXX US were to purchase, in the aggregate, [**] slides in calendar year [**], they would not be entitled to a [**]% price reduction on all slides that they purchased in such year, rather, they would be entitled to receive (i) [**] purchase price reduction on the first [**] slides purchased, (ii) a [**]% purchase price reduction on all slides purchased over [**], up to and including [**], (iii) an [**]% purchase price reduction on all slides purchased over [**] up to and including [**], and (iv) a [**]% purchase price reduction on all slides purchased over [**] up to and including the [**] slides that they purchased. The foregoing notwithstanding, it is understood and agreed that if IDEXX and IDEXX US do not, in the aggregate, achieve the aggregate Purchase Commitments set forth in Section 5 in any calendar year, then they shall not be entitled to receive a rebate for such year.

In the beginning of calendar year [**], OCD shall calculate an estimated Effective Rebate Rate (the “Estimated Rebate Rate”) based on the lesser of (i) IDEXX’s and IDEXX US’s aggregate Annual Purchase Forecast for such year and (ii) [**]% of the total aggregate number of slides that IDEXX and IDEXX US together purchased in [**]. The Estimated Rebate Rate for calendar year [**]shall be such that the average VETTEST slide price for [**], after giving effect to the rebate, shall be $[**]. Not later than thirty (30) days after the end of each of the first three calendar quarters of [**] (or thirty days after IDEXX and IDEXX US complete payment in full for slides purchased during such quarter, if later), OCD shall pay to IDEXX its Proportionate Share (based on purchases during the preceding quarter) of an amount equal to the aggregate estimated rebate payment that IDEXX and IDEXX US would together be entitled to receive in such quarter (the “Estimated Rebate Payment”). The Estimated Rebate Payment for any such quarter shall be calculated by (i) multiplying the Estimated Rebate Rate in effect during such quarter by the total aggregate purchase price for the VETTEST slides purchased by IDEXX and IDEXX US during such quarter and (ii) subtracting from such amount an amount equal to [**]% of the total calculated in clause (i) above. The foregoing notwithstanding, if, in calendar year [**], (i) IDEXX’s and IDEXX US’s total aggregate slide orders for the immediately preceding calendar year were less than [**]% of their aggregate Annual Purchase Forecast for such preceding calendar year or (ii) OCD determines, in its reasonable discretion, at any time after the end of the second calendar quarter of such calendar year, or IDEXX indicates at any time, that IDEXX and IDEXX US are reasonably unlikely to meet their aggregate Annual Purchase Forecast for such year, then OCD shall have the right to recalculate the Estimated Rebate Rate based on IDEXX’s and IDEXX US’s aggregate Purchase Commitment for such year (such recalculated rate being hereinafter referred to as the “New Estimated Rebate Rate”). If OCD elects to recalculate the Estimated Rebate Rate pursuant to the immediately preceding sentence, (i) OCD shall notify IDEXX in writing which notice shall set forth the New Estimated Rebate Rate, (ii) OCD shall calculate all remaining quarterly Estimated Rebate Payments (which may include the Estimated Rebate Payment for the second calendar quarter) using the New Estimated Rebate Rate and (iii) all such Estimated Rebate Payments shall be made in accordance with this sub-clause 7.03, except that such Estimated Rebate Payments shall be less the amount by which the aggregate Estimated Rebate Payments received by IDEXX and IDEXX US during the then current calendar year exceed the aggregate Estimated Rebate Payments they would have received during such calendar year if the New Estimated Rebate Rate were in effect from the first day of such calendar year.

Notwithstanding any provision in this Agreement to the contrary, OCD shall not be required to pay to IDEXX its Proportionate Share of any Estimated Rebate Payments in any calendar year if (A) any amounts payable to OCD from IDEXX pursuant to this Agreement are overdue, unless such amounts are being disputed in good faith by IDEXX, or (B) OCD determines in its reasonable judgment that IDEXX and IDEXX US are reasonably unlikely to meet their aggregate Purchase Commitments for such year. In the case of clause (B) above, OCD shall have the right to make such determination at any time after the end of the second calendar quarter of calendar year [**], as the case may be (or such earlier time as IDEXX or IDEXX US indicates (through an Annual Purchase Forecast or otherwise) that their aggregate slide purchases are reasonably likely to be less than their aggregate Purchase Commitment for such year), provided that OCD has consulted with IDEXX and given IDEXX an opportunity (which opportunity shall be available for a period of not less than 5 business days nor more than 10 business days) to demonstrate its and IDEXX US’s intent and ability to meet their aggregate Purchase Commitments for such year. For the avoidance of doubt, OCD’s obligation to make any Estimated Rebate Payments shall be suspended during the period referred to in the immediately preceding sentence and the days in such period shall not be counted when determining the date by which the next scheduled Estimated Rebate Payment is due and payable. If, after fulfilling the requirements set forth in this paragraph, OCD makes the determination described in clause (B) above, OCD (i) shall promptly notify IDEXX in writing of its determination and (ii) shall thereafter have the right to cease making Estimated Rebate Payments for the remainder of such calendar year.

Not later than thirty (30) business days after the end of the last calendar quarter of calendar year [**], as the case may be (or thirty days after IDEXX and IDEXX US complete payment in full for slides purchased during such quarter, if later), OCD shall pay to IDEXX its Proportionate Share (based on purchases during such calendar year) of the amount by which (i) the Effective Rebate Rate multiplied by the total aggregate purchase price for VETTEST slides purchased by IDEXX and IDEXX US during such calendar year exceeds (ii) the total aggregate amount of the Estimated Rebate Payments made by OCD to IDEXX and IDEXX US during such calendar year. If the amount in clause (ii) above exceeds the amount in clause (i) above, OCD shall deliver to IDEXX a written notice of such fact (a “Reimbursement Notice”) and IDEXX shall pay to OCD, within thirty (30) days of receipt of such notice an amount in cash equal to its Proportionate Share of the amount of such excess.

Notwithstanding the foregoing, if IDEXX and IDEXX US do not achieve their aggregate Purchase Commitment in calendar year [**], as the case may be, then IDEXX shall return all Estimated Rebate Payments received from OCD for such year no later than thirty (30) days after the end of such calendar year.

An illustrative representation of the foregoing rebate calculation methodology is attached hereto as Schedule 7.

Notwithstanding any other provision of this Section 7.03, if any amounts payable to OCD from IDEXX pursuant to this Agreement are overdue, other than amounts that are being disputed in good faith by IDEXX, then OCD shall be entitled to withhold such overdue amount (plus any accrued interest) from any rebate payments to which IDEXX may be entitled. Any overdue payments by OCD or IDEXX of any amounts owed to the other pursuant to this Section 7.03 shall bear interest at a rate per annum equal to the Prime Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

OCD shall prepare a remittance advice to accompany each rebate payment (or Reimbursement Notice), which shall set forth the reporting period for which the payment is made (or demanded) and a summary sheet which shall detail OCD’s calculation of the rebate (or reimbursement). If IDEXX disagrees with the rebate or reimbursement calculation, IDEXX shall promptly notify OCD, and the parties, together with IDEXX US if appropriate, shall review the calculations together in good faith to agree on any appropriate corrections or adjustments.

Any Special [**] Slides and any New Chemistry Slides shall be excluded from the determination of any rebate entitlement under Section 7.03 of this Agreement or the US Agreement, as the case may be, and the rebates described in Section 7.03 shall not apply to such slides.

7.04	If IDEXX provides OCD with specific documentation regarding [**] that would require IDEXX and IDEXX US, collectively, to purchase, in any calendar year, a number of slides over and above their most recent aggregate Annual Purchase Forecast for such year, [**] for slides, [**] for slides [**] by this Agreement, OCD agrees, within two weeks of its receipt of all additional information that OCD may reasonably request regarding such [**], to inform IDEXX as to whether or not OCD [**] in respect of [**], the number of slides [**] for such slides, and any other related terms and conditions that OCD deems applicable. OCD shall consider such requests in good faith. OCD agrees that [**] IDEXX or IDEXX US pursuant to [**] remain in effect with respect to [**] until such time as [**] as the case may be.

8.	INVOICES AND PAYMENT

8.01	OCD shall invoice IDEXX in respect of each order for the VETTEST slides upon completion by OCD of the delivery of such order. Each order shall be billed by OCD under one invoice in US dollars and payment shall be made by IDEXX in US dollars not later than thirty (30) days following the date of invoice.

9.	EXCLUSIVITY

9.01
OCD undertakes not to sell or otherwise supply, and to cause its affiliates not to sell or otherwise supply, any Dry Slides (whether or not such slides are finished or complete) bar-coded for use in any Analyzers to any person, firm or company other than IDEXX or its affiliates. The provisions of this Section 9.01 shall survive the termination of this Agreement unless all of the following shall be true: (i) prior to such termination IDEXX (or its permitted assignees) and its affiliates shall have ceased to market the VETTEST slides, (ii) such cessation shall not have been a consequence of action by OCD, and (iii) OCD shall have complied with its obligations under this Agreement prior to such termination.

9.02
IDEXX undertakes not to market, and to cause its affiliates not to market, any Dry Slide for any chemistry identified on Schedule 5, as amended from time to time, other than Dry Slides obtained by such person directly from OCD, to the extent that the desired chemistries are available from OCD; provided that, for purposes of adjusting inventory levels according to unanticipated changes in regional demand, IDEXX may purchase from IDEXX US VETTEST slides that IDEXX US obtained directly from OCD. The provisions of this Section 9.02 shall terminate [**] years after the Commencement Date with respect to VETTEST slides for the VETTEST Analyzer, and [**] years after the first commercial sale of the New Analyzer in the Territory, with respect to New Slides. At the time of termination (with respect to VETTEST slides for the VETTEST Analyzer, or New Slides, as the case may be), the parties shall negotiate whether they wish to renew the arrangements set out in this Section 9.02 with respect to VETTEST slides for the VETTEST Analyzer, or New Slides, as the case may be. Any renewal of these arrangements shall be set forth in a written agreement entered into by the parties.

10.	MARKETING ARRANGEMENTS

10.01	IDEXX will be responsible for all marketing arrangements for the Analyzers and the VETTEST slides. IDEXX may appoint any of OCD’s medical/surgical dealers as distributors of or agents for the Analyzers and the VETTEST slides but will not be obliged to do so.

10.02	IDEXX will be responsible for the establishment of dealer performance criteria for all dealers including OCD’s medical/surgical dealers (if any are appointed by IDEXX as distributors of the Analyzers and the VETTEST slides).

10.03	IDEXX will keep OCD informed of and consult with OCD as to marketing arrangements for the Analyzers and the VETTEST slides but will not be obligated to OCD beyond the terms of this Agreement in connection with such marketing arrangements.

10.04	OCD hereby grants to IDEXX the exclusive right to distribute, to customers in the veterinary market, under the terms set forth in this Section 10.04, VITROS slides and VITROS analyzers that run solely VITROS slides. The parties also agree to use good faith, commercially reasonable efforts to negotiate a definitive distribution agreement not later than December 31, 2003. Notwithstanding any other provision of this Section 10.04, OCD and its affiliates shall continue to have the right to sell, directly or through distributors, VITROS analyzers and VITROS slides to all persons that are current VITROS end-user customers as of the Commencement Date, and to renew or extend the term of any contracts with such customers or, solely for the purpose of sales to such customers, with such distributors.

The parties shall discuss terms for any sales opportunity in the veterinary market in good faith, on a case-by-case basis. OCD shall be responsible, at its sole expense, for providing warranty and out-of-warranty service and support to any customers to whom IDEXX sells a VITROS analyzer; provided that such analyzer is then covered by a maintenance agreement between OCD and that customer. IDEXX shall not modify or customize any VITROS product supplied hereunder, or remove or alter any product labels or re-label any products, packaging or related materials for VITROS product supplied hereunder. OCD shall provide IDEXX, without charge, with such training in the marketing and sale of VITROS products and with such marketing and technical assistance and product information as OCD may, in its discretion, consider necessary to assist with the promotion and sale of the products; provided that OCD’s training obligation shall be limited to training employees of IDEXX to train other IDEXX employees and sales agents.

IDEXX shall defend and indemnify OCD from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising out of any claim resulting from (a) any negligent act or omission or any willful misconduct by IDEXX in connection with the VITROS products supplied by OCD under this Section 10.04 or (b) any statement, representation or warranty made by IDEXX or any of its agents with respect to a VITROS product that is not contained in the labeling or package insert and is not otherwise approved by OCD in writing or (c) any breach of IDEXX’s covenants in the preceding paragraph. OCD shall defend and indemnify IDEXX from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising out of any claim (i) for injuries or death to persons or animals or damage to or destruction of tangible property arising out of the use of VITROS products sold under this Section 10.04 (whether claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made) or (ii) that any VITROS product sold under this Section 10.04 infringes a patent, copyright, trademark or trade secret of a third party; provided that this clause (ii) shall not apply to any claim arising out of the use of any product in conjunction with products not supplied by OCD. The indemnity procedures set forth in Section 16.06 shall apply to this Section 10.04.

The provisions of this Section 10.04 shall apply only within the Exclusivity Territory. Furthermore, the provisions of this Section 10.04 granting IDEXX exclusivity shall (a) automatically terminate immediately upon the termination of Section 9.02 and (b) not apply to any instruments weighing more than 200 pounds, or to any slides sold for use on such instruments, unless and until the parties have executed the distribution agreement contemplated by this Section 10.04.

11.	SALES SUPPORT

11.01	IDEXX will be responsible for all necessary sales support for the Analyzers and the VETTEST slides.

11.02	OCD’s sole obligation in respect of sale support shall be at its own expense to assist IDEXX in resolving specific problems resulting from the failure of VETTEST slides to conform to specifications.

12.	TESTING

12.01
OCD shall disclose to IDEXX its quality assurance procedures used in final evaluation of the VETTEST slides and full particulars thereof as set out in the VETTEST Slide Quality Assurance Procedures forming Schedule 1 to this Agreement. OCD shall operate such quality assurance procedures in accordance with Schedule 1.

12.02
Upon prior written notice from IDEXX, OCD shall grant authorized representatives of IDEXX access to that part of OCD production facilities which conducts final evaluation of the VETTEST slides for the purpose of enabling such representatives to monitor the application by OCD of the VETTEST Slide Quality Assurance Procedures set out in Schedule 1. Such access shall be granted by OCD to IDEXX and IDEXX US no more than twice in any twelve-month period. With respect to VETTEST slides for use in the New Analyzer, IDEXX shall be permitted to monitor those stages of the production process that are unique to

VETTEST slides for the New Analyzer, but with respect to VETTEST slides for the VETTEST Analyzer, such access shall be limited to OCD’s final evaluation facilities. All information obtained as a result of the audits contemplated by this Section 12.02 shall be subject to the provisions of Schedule 2.

13.	BAR CODING AND PACKAGING

13.01	The VETTEST slides shall be printed by OCD with special bar coding for use in Analyzers.

13.02	OCD shall package the VETTEST slides and tips for the VETTEST Analyzer in the physical manner as used for the VITROS slides and tips at the time of packaging of such VETTEST slides and tips. In the event of a change in VITROS slide or tip packaging which has an impact on such VETTEST slide or tip packaging, OCD shall notify IDEXX as early as practicable of the relevant particulars of such change.

13.03	Except as authorized by Section 14.01 below, the label content and art work associated with VETTEST slides and package materials (including without limitation package materials for the New Slides) shall not include any trademarks, trade names, or trade dress of OCD. IDEXX shall furnish such label content and art work to OCD on a timely basis, and such label content and art work shall not be changed at any time during the Term without the prior agreement of the parties.

14.	TRADE MARKS AND TRADE NAMES

14.01	OCD expressly authorizes IDEXX to use the phrase “manufactured by Ortho-Clinical Diagnostics, Inc. for IDEXX (IDEXX ADDRESS)” on package materials for VETTEST slides (including without limitation package materials for the New Slides). No other uses of OCD’s trademarks, trade names or trade dress are authorized by this Agreement.

14.02	IDEXX shall neither acquire, nor claim any right, title or interest in or to any of OCD’s trade marks or trade names by virtue of this Agreement or through advertising and sale of the Analyzers or the VETTEST slides or otherwise.

15.	PATENT INDEMNITIES

15.01	OCD shall indemnify and hold IDEXX harmless for all loss, damage, cost and expense whatsoever, including legal fees, patent attorney’s fees and court costs that IDEXX may incur or become liable for as a result of any action, suit or claim alleging infringement of any patent held by a third party arising from the use and/or sale of the VETTEST slides or tips to the extent that such action, suit, or claim relates in a material way to the specification for the VITROS slides or tips. If as a result of any judgment or settlement it is determined that a claim or claims of a third party patent is infringed by the use and/or sale of the VETTEST slides or tips as aforesaid and IDEXX is required to make any payments to any third party as a result thereof, IDEXX may off-set all such payments against any present and/or future payments to be made to OCD hereunder.

15.02	IDEXX shall indemnify and hold OCD harmless for all loss, damage, cost and expense whatsoever, including legal fees, patent attorney’s fees and court costs that OCD may incur or become liable for as a result of any action, suit or claim alleging infringement of any patent held by a third party arising from (a) the manufacture, use or sale of the VETTEST slides or tips to the extent that the VETTEST slides or tips differ from the VITROS slides or tips, (b) the manufacture, use or sale of the New Slide/Panel Design, or (c) the manufacture, use or sale of any Analyzer.

15.03	All claims for indemnity under this Article 15 shall be subject to the rights, obligations and procedures set forth in Section 16.06 below.

16.	WARRANTY, LIABILITY AND INDEMNIFICATION

16.01	OCD hereby warrants that:

(a)	the VETTEST slides delivered to IDEXX shall be in compliance with Schedule 1, and

(b)	OCD shall pack and ship products under this Agreement in a manner consistent with OCD’s usual practices, which shall be sufficient to protect the products from damage during normal shipping and handling.

16.02	In the event of a breach on the part of OCD of Section 16.01 above, OCD’s liability shall be limited to the replacement of the VETTEST slides or tips found to be defective, including shipping costs for return of defective slides or tips and delivery of replacement slides or tips.

16.03	OCD’s liability as stated in Section 16.02 shall be subject to the following conditions:

(a)	IDEXX shall notify OCD promptly of any noncompliance contrary to Section 16.01(a) or damage contrary to Section 16.01(b).

(b)	IDEXX and its transferees shall not alter or modify the VETTEST slides or packaging of the VETTEST slides or tips without prior approval of OCD.

16.04	Except as provided in this Section 16 there are no other warranties, express or implied, including warranties for fitness for any particular use or of merchantability.

16.05	Subject to Section 15, IDEXX shall indemnify and hold harmless OCD from and against any claim, loss, damage, or expense (including attorney’s fees) with respect to any physical injury to persons, animals or property arising out of or in connection with IDEXX’s use or sale of any Analyzer or the VETTEST slides, and any claim of infringement of any trademark (except OCD’s own trademark), trade dress, trade secret, or copyright. IDEXX shall notify OCD (a) at the commencement of any action or suit based on any such claim and (b) in the event of any injunction or other order prohibiting the sale or use of any Analyzer or VETTEST slide.

16.06
Any party claiming indemnification under this Agreement (the “Indemnitee”) shall notify the party from which indemnification is claimed (the “Indemnifying Party”) in writing promptly upon becoming aware of any claim to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of the Indemnifying Party’s indemnity obligations hereunder if, and only to the extent that, the Indemnifying Party is materially damaged thereby. The Indemnifying Party shall have the right to assume and control the defense of the claim at its own expense. If the right to assume and have sole control of the defense is exercised, the Indemnitee shall have the right to participate in, but not to control, such defense at its own expense. If the Indemnifying Party does not assume the defense of the claim, the Indemnitee may defend the claim at the Indemnifying Party’s expense. The Indemnitee will not settle or compromise the claim without the prior written consent of the Indemnifying Party. The Indemnifying Party will not, without the consent of the Indemnitee (which consent will not be unreasonably withheld), settle or compromise the claim in any manner which would have an adverse effect on the Indemnitee, unless (x) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and the Indemnitee is furnished with security reasonably satisfactory to it that the Indemnifying Party can in fact pay such amount, (y) such settlement or compromise includes a full release of such claim against the Indemnitee and (z) such settlement or compromise provides for no relief or remedy other than money damages. The Indemnitee shall reasonably cooperate with the Indemnifying Party and will make available to the Indemnifying Party all pertinent information under the control of the Indemnitee.

17.	SECRECY

17.01	Each of IDEXX, IDEXX Parent and OCD agrees to protect confidential information disclosed to it upon terms set out in Schedule 2 attached hereto.

18.	PERIOD OF AGREEMENT

18.01	Subject to the terms and conditions set forth herein, the term (the “Term”) of the Agreement shall be the period from the Commencement Date until December 31, 2018.

19.	TERMINATION

19.01	This Agreement may be terminated by either party in any of the following events:

(a)	If the other party is guilty of gross or persistent breaches of the terms of this Agreement, which breaches are not remedied to the satisfaction of the other party after ninety (90) days notice in writing to do so. Any such breach shall entitle the innocent party to terminate this Agreement by notice in writing which notice shall be effective at the end of ninety (90) days following the date of such notice.

(b)	If the other party becomes insolvent or compounds with its creditors or goes into liquidation (other than for the purposes of corporate reorganization) then the innocent party may terminate this Agreement by notice in writing which shall have immediate effect.

(c)	If such party elects to cease marketing Dry Slide diagnostic products, then it shall have the right, by notice given at any time after January 1, [**], to terminate this Agreement upon [**] years’ prior written notice.

19.02	Changes in the equity ownership or corporate reorganizations of either party shall not be grounds for termination of this Agreement, except that if more than [**]% of the outstanding capital stock of IDEXX or IDEXX Parent is owned or controlled by a competitor of OCD, OCD may in its discretion terminate the provisions of Section 10.04 of this Agreement immediately upon written notice to IDEXX.

19.03	This Agreement shall terminate automatically upon any termination of the US Agreement.

19.04	The provisions of this Agreement dealing with rights and obligations after termination of this Agreement, including without limitation Sections 15, 16, 17, 21, 22, 23, 24, 25, 26, 28, 29 and 30, shall survive the expiration or termination of this Agreement and continue to be enforceable to the extent necessary to achieve the logical and intended purposes of such provisions.

20.     FORCE MAJEURE

20.01
Neither party shall be liable for any failure or delay in performing any of its respective obligations under this Agreement to the extent that such failure or delay is due to any cause beyond its reasonable control (a “Force Majeure Event”). The non-performing party shall give the other party prompt written notice of such inability to perform and shall use commercially reasonable efforts to resume performance as soon as reasonably practicable. If as a result of a Force Majeure Event OCD is unable, using commercially reasonable efforts, to meet its supply obligations to IDEXX hereunder for a period exceeding twenty-four months, or if IDEXX reasonably determines that it will not be feasible for OCD through the use of commercially reasonable efforts to resume the supply of VETTEST slides within twenty-four months, then either party may terminate this Agreement immediately upon written notice to the other party.

21.     GOVERNING LAW; JURISDICTION

21.01	The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New York, USA. Any legal actions relating to this Agreement must be brought in the court of appropriate jurisdiction in the State of New York, which shall have exclusive jurisdiction, and the parties hereby waive any claim of lack of jurisdiction or inconvenient forum. The prevailing party in any litigation under this Agreement shall be entitled to an award of its costs, including reasonable attorneys’ fees and expenses. Each party hereto waives its right to trial of any issue by jury. Each party hereto waives any claim to punitive, exemplary or multiplied damages from the other. Each party hereto waives any claim of consequential damages from the other.
22.     SEVERABILITY

22.01	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, then the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

23.	WAIVERS

23.01	Failure of either party to this Agreement to insist upon strict observance or compliance with all its terms and conditions in one or more instances shall not be deemed to be a waiver of its right to insist upon such observance or compliance with such term or condition or with any other terms or conditions hereof in the future.

24.	PRIOR AGREEMENTS; INTERPRETATION

24.01
As of the Commencement Date, this Agreement shall take effect in substitution for the Prior Europe Agreement, the Operations Agreement (except as otherwise provided in Section 7.04 of this Agreement), Section B (Amendments) of the Settlement Agreement, and all or any other previous agreements relating to the subject matter hereof whether the same are formal agreements or agreements that would be inferred from the parties’ correspondence or conduct, and all such substituted agreements shall be deemed to have been terminated by mutual consent on the Commencement Date; provided, however, that nothing contained herein shall be deemed to modify or terminate the US Agreement, except that the Purchase Commitments and Annual Purchase Forecasts referred to in Section 5 and in Schedule 4 of this Agreement and the US Agreement represent the aggregate commitments and forecasts of IDEXX and IDEXX US and not the individual commitments and forecasts of IDEXX US under the US Agreement or IDEXX under this Agreement. For avoidance of doubt, this Agreement (as it may be amended or restated from time to time) is the “Europe Agreement” referred to in the US Agreement.

25.	ENTIRE AGREEMENT

25.01	This Agreement, together with the US Agreement, the Settlement Agreement (other than Section B thereof), and that certain memorandum agreement dated September 12, 2003 regarding slide packaging (as amended to date), constitutes the complete agreement of the parties concerning the subject matter hereof and thereof during the Term, and, with respect to all periods from and after the Commencement Date, supersedes all prior agreements between the parties regarding its subject matter.

26.	ALTERATION OR MODIFICATION

26.01	No alteration, amendment or modification to this Agreement or the attached Schedules shall be of any force or effect unless in writing and signed by both parties. No modification shall be effected by the acknowledgement or acceptance of purchase order forms or order confirmations or invoices or other documents containing different conditions.

27.	ASSIGNMENT

27.01	This Agreement shall not be capable of assignment by either party to a company of which it owns less than a majority or which owns less than a majority of the party save in the case of (i) an assignment at OCD’s sole discretion to an acquiror of OCD’s dry slide business or (ii) an assignment at IDEXX’s sole discretion to an acquiror of IDEXX’s VETTEST and New Analyzer business; provided that no assignment shall release the assigning party from any obligations hereunder. In the case of an assignment under the preceding clause (ii) to an entity which is a competitor of OCD’s diagnostics business, OCD may in its discretion terminate the provisions of Section 10.04 granting IDEXX exclusivity or restricting sales or marketing by or on behalf of OCD immediately upon written notice to IDEXX.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns.

28.	GOVERNING LANGUAGE

28.01	This Agreement is drafted in English. If this Agreement is translated into a language other than English, then the original English version of this Agreement shall control all questions of interpretation with respect thereto. Any other documents delivered or given pursuant to this Agreement, including notices, shall be in English.

29.	NOTICES

29.01	Any notice, statement or other communication to be given by one party to the other hereunder may be given by registered mail, airmail, internationally recognized courier, facsimile or telex to the party concerned at the addresses set out below:

Ortho-Clinical Diagnostics, Inc. 1001 US Highway 202 Raritan, New Jersey 08869, USA For the attention of: Vice President and General Manager, Americas

With a copy to: Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933, USA For the attention of: Office of General Counsel

IDEXX Europe B.V. Koolhovenlaan 20 1119 NE — Schiphol-Rijk The Netherlands For the attention of: Director of European Finance and Administration

With a copy to: IDEXX Laboratories, Inc. One IDEXX Drive Westbrook, Maine 04092, USA For the attention of: Office of General Counsel

29.02	Any notice, payment or communication so given or made shall be deemed to have been received at the time when in the ordinary course of transmission the same should have reached its destination. Either party may change its address for the purpose of this Agreement by giving notice of such change to the other party pursuant to the provisions of this Section. For purposes of this Section 29, notice given by OCD to IDEXX US under the US Agreement shall be deemed given to IDEXX.

30.	GUARANTY

30.01	IDEXX Parent hereby guarantees to OCD the due performance and observance by IDEXX of all of the provisions of the Agreement to be performed and observed by it under this Agreement, for which IDEXX Parent shall be jointly and severally liable, without requiring any notice of non-payment, non-performance or non-observance, or proof of notice or demand, all of which IDEXX Parent hereby waives. OCD may proceed against IDEXX Parent separately or jointly, before, after or simultaneously with proceeding against IDEXX for default. This guaranty shall not be terminated, affected or impaired in any way by reason of (i) the assertion by OCD against IDEXX of any of the rights or remedies reserved to OCD under this Agreement, (ii) the commencement by OCD of any proceedings against IDEXX, (iii) the granting by OCD of any extensions of time or indulgence to IDEXX, (iv) any change in or amendment to this Agreement, or (v) any payment or performance being invalid in connection with any bankruptcy, insolvency, reorganization or similar proceedings in respect to IDEXX. This guaranty is absolute and unconditional and shall continue in full force and effect as to any renewal, extension, amendment, addition, assignment or transfer or other modification of this Agreement, whether or not IDEXX Parent shall have been notified of or consented to any such action, and regardless of bankruptcy or insolvency of IDEXX or the actual or purported rejection by a trustee in such bankruptcy of this Agreement or any limitation on any claim in such bankruptcy for damages resulting from the actual or purported termination of this Agreement or the enforceability in such bankruptcy of this Agreement. IDEXX Parent hereby agrees that this guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sum hereby guaranteed is rescinded or must be otherwise restored or returned by OCD upon the insolvency, bankruptcy or reorganization of IDEXX, or otherwise, all as though such payment had not been made.
     IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed in duplicate by their respective authorized representatives the day and year first written above.

ORTHO-CLINICAL DIAGNOSTICS, INC.		IDEXX EUROPE B.V.

By:	/s/Tony Zezzo	By:	/s/Conan R. Deady

	Tony Zezzo,		Conan R. Deady,
	Vice President and General Manager,		Director
Americas

Solely as to Sections 17 and 30 IDEXX LABORATORIES, INC.

		By:	/s/Jonathan W. Ayers

Jonathan W. Ayers,
President and Chief Executive Officer

Schedule 1 – VetTest® Slide Quality Assurance Procedures
VETTEST Slides for the VETTEST Analyzer:
Introduction
The following procedure constitutes a generic overview of the quality assurance provisions for finishing of VITROS slides and applies in like manner to product release for the VETTEST slides.
VETTEST Slide Quality Assurance
VETTEST slides will be produced to the same quality standards as VITROS and DT 60 slides for OCD’s human market unless otherwise agreed to by IDEXX.
Bar Coding
Bar code printing on the VETTEST slides will render the VETTEST slides incompatible with use in VITROS analyzers. OCD will reserve certain number sequences for generation of the bar code patterns on the VETTEST slides.
New Slides:
Specifications to be determined by IDEXX US as part of the Development Program contemplated in the US Agreement and, together with quality assurance procedures, reasonably agreed in writing by OCD and IDEXX US for purposes of this Schedule 1.

Schedule 2
     Section 1. Obligation to Keep Information Confidential. Each party agrees to hold, and to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence the terms of the Agreements, and all documents and information concerning the other party, whether oral or written, furnished or made known to such party in connection with either of the Agreements or any project or discussion under, or related to, either of the Agreements; provided that no party shall be required to keep any information confidential (i) if such party is compelled to disclose such information by judicial or administrative process or by other requirements of law (including without limitation the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) and such party has provided prior written notice to the other party and given such other party reasonable opportunity to contest disclosure or (ii) to the extent such information can be shown to have been (A) previously known to such party on a nonconfidential basis, (B) in the public domain through no fault of such party, (C) later lawfully acquired from a third party source or (D) independently developed by such party without reference to confidential information. The foregoing notwithstanding, any party may disclose information concerning the other party or the Agreements to its and its affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with its performance of this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially, it being understood and agreed that such party shall be responsible for any failure to treat such information confidentially by such persons. The obligation of each party to hold any information in confidence shall be satisfied if it exercises the same care with respect to such information as it would to preserve the confidentiality of its own similar information. The confidentiality provisions of this Schedule 2 shall remain in effect for so long as this Agreement is in effect and for a period of three (3) years thereafter.
     Section 2. Public Announcements. No party to this Agreement shall originate any news release or other public announcement, written or oral, relating to this Agreement or the US Agreement, without the prior written consent of the other party, except to the extent such news release or other public announcement is required by law; provided that in the event an announcement is required by law, the party issuing same shall still be required to use its commercially reasonable efforts to consult with the other party or parties named or referred to in such announcement prior to its release as the circumstances reasonably permit, in order to allow such other party or parties to comment on the use of their names or the references to them and, after its release, shall provide such other party or parties with a copy thereof. If a party has previously reviewed and approved a public announcement, its further approval shall not be required with respect to those provisions of subsequent announcements that are substantially similar in scope and substance to provisions that have been previously approved. In no event shall IDEXX or IDEXX Parent use the name “Johnson & Johnson” or “J&J” in any publicity relating to this Agreement or the US Agreement, whether written or oral, other than to state that OCD is “a Johnson & Johnson company” or a (wholly-owned) subsidiary of Johnson & Johnson.

     Section 3. Governing Law. The construction, validity and performance of this Schedule 2 shall be governed in all respects by the laws of the State of New York, USA.
     Section 4. Notices. Any notices required to be given under this Schedule 2 shall be given in the manner specified by Section 29 of the Agreement.

Schedule 3 - Panels/Profiles
(Applicable only to VETTEST Analyzer)
The initial PANEL shall be the “Pre-Anesthetic Panel” consisting of four sets of the following six VETTEST slides:

BUN	Urea Nitrogen
ALT	Alanine aminotransferase
GLU	Glucose
TP	Total protein
CREA	Creatinine
ALKP	Alkaline phosphatase
[**]The initial PROFILES shall be the “General Health Profile” and the “Large Animal Profile”, each consisting of two sets of 12 VETTEST slides as follows:

General Health Profile		Large Animal Profile

ALB	Albumin	ALB	Albumin
ALKP	Alkaline phosphatase	ALKP	Alkaline phosphatase
ALT(SGPT)	Alanine aminotransferase	AST	AST
AMYL	Amylase	Ca2+	Calcium
Ca2+	Calcium	CK	CK
CHOL	Cholesterol	GGT	Gamma GT
CREA	Creatinine	GLU	Glucose
GLU	Glucose	PHOS	Inorganic phosphate
PHOS	Inorganic phosphate	LDH	LDH
TBIL	Total bilirubin	MG	Magnesium
TP	Total protein	TP	Total Protein
BUN	Urea Nitrogen	BUN	Urea Nitrogen
Packaging for the Pre-Anesthetic Panels, the General Health Profiles and the Large Animal Profiles for the VETTEST Analyzer has been previously agreed upon by the parties, and any changes to the slide composition or packaging of the initial PANEL or the initial PROFILES shall be negotiated in good faith and mutually agreed upon by OCD and IDEXX. The slide composition, packaging and initial pricing of any additional PANELS/PROFILES shall be mutually agreed upon by OCD and IDEXX. Unless otherwise agreed by the parties in writing with respect to one or more specific PANELS or PROFILES, all purchases by IDEXX or IDEXX US of VETTEST slides packaged as PANELS/PROFILES shall be credited against the Annual Purchase Forecasts and Purchase Commitments for such slides under this Agreement and the US Agreement.
New Slide/Panel Design for the New Analyzer shall be as developed by IDEXX US under Article 3 of the US Agreement.

Schedule 4 - Purchase Commitments

Minimum Slide Purchase
Year	Commitment ( [**] )

2003	[**]
2004	[**]
2005	[**]
2006	[**]
2007	[**]
2008	[**]
2009	[**]
2010	[**]

Schedule 5 - Products and Prices
(as of the Commencement Date)
Customer No.: 314 8251

Single Slides (Box of 25)	Catalog Number	Territory Pricing

Albumin	822 7134	$	[**]
Alk Phos	831 5459	$	[**]
ALT	808 3750	$	[**]
Ammonia	181 6842	$	[**]
Amylase	820 8191	$	[**]
AST	811 3979	$	[**]
Calcium	804 8191	$	[**]
Cholesterol	835 4888	$	[**]
CK	835 8582	$	[**]
Creatinine	818 3477	$	[**]
ECO2	853 8670	$	[**]
Gamma GT	826 1315	$	[**]
Glucose	813 0536	$	[**]
LDH	835 1082	$	[**]
Lipase	196 6191	$	[**]
Magnesium	108 0266	$	[**]
Phosphorus	807 0856	$	[**]
Total Bilirubin	838 0396	$	[**]
Total Protein	193 7093	$	[**]
Triglycerides	192 2285	$	[**]
Urea Nitrogen	150 7326	$	[**]
Uric Acid	100 0793	$	[**]

Profile Slides (Box of 24)	Catalog Number	Territory Pricing

General Health Profile	160 7175	$	[**]
Pre-Anesthetic Panel	801 5109	$	[**]
Large Animal Profile	680 0071	$	[**]

Other	Catalog Number	WW Pricing

Vetrols	869 9852	$	[**]
Tips	175 7384	$	[**]

Schedule 6 – Minimum Prices for New Chemistries

Schedule 7 - Illustrative Rebate Calculations
The Estimated Rebate Payments will be calculated for each of the first three calendar quarters using the Effective Rebate Rate, as described more fully in sub-clause 7.03 of the Agreement. Any required adjustments will be made at the end of the fourth calendar quarter, in accordance with sub-clause 7.03 of the Agreement.
Example: The aggregate Annual Purchase Forecast for IDEXX and IDEXX US in a given year is [**] slides; pricing is $[**]/slide; blended rebate percentage rate is [**]%, as follows:

[**] slides * [**]% = [**] slides
[**] slides * [**]% = [**] slides
[**] slides * [**]% = [**] slides
[**] slides * [**]% = [**] slides
[**] slides * [**]% = [**] slides
Total Slides Eligible for Rebate = [**] slides
                Effective Rebate = Total slides eligible for rebate / total purchases = [**] = [**]%

Actual aggregate volume purchased by IDEXX and IDEXX US equals volume projected at the beginning of the year.

	Actual Qtrly.					Calculated		[**]%
	Vol.	Purchases		Effective Rebate		Rebate Each Qtr.		Holdback		Rebate Paid
	([**])	($[**])		% [**] Vol.)		([**])		([**])		([**])

1st Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
2nd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
3rd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
4th Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
	[**]	$	[**]			$	[**]	$	[**]	$	[**]
					True-up:	$	[**]			$	[**]
					Total:	$	[**]			$	[**]

Actual aggregate volume purchased by IDEXX and IDEXX US is greater than volume projected at the beginning of the year.

	Actual Qtrly.					Calculated		[**]%
	Vol.	Purchases		Effective Rebate		Rebate Each Qtr.		Holdback		Rebate Paid
	([**])	($[**])		% 9[**] Vol.)		([**])		([**])		([**])

1st Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
2nd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
3rd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
4th Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
	[**]	$	[**]			$	[**]	$	[**]	$	[**]
					True-up:	$	[**]			$	[**]
					Total:	$	[**]			$	[**]

Actual aggregate volume purchased by IDEXX and IDEXX US is lower than volume projected at the beginning of the year.

	Actual Qtrly.					Calculated		[**]%
	Vol.	Purchases		Effective Rebate		Rebate Each Qtr.		Holdback		Rebate Paid
	([**])	($[**])		% [**] Vol.)		([**])		([**])		([**])

1st Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
2nd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
3rd Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
4th Qtr	[**]	$	[**]	[**]	%	$	[**]	$	[**]	$	[**]
	[**]	$	[**]			$	[**]	$	[**]	$	[**]
					True-up:	$	[**]			$	[**]
					Total:	$	[**]			$	[**]

Calculation of IDEXX’s Proportionate Share of rebate (assuming Actual aggregate volume purchased by IDEXX and IDEXX US equals volume projected at the beginning of the year):
Assumptions:

•	Number of slides purchased by IDEXX: [**] slides

•	Total number of slides purchase by IDEXX and its affiliates: [**] slides

•	Total rebate earned: $[**]
Calculation:
IDEXX’s rebate equals: [**] slides / [**] slides * $[**], or $[**].

Schedule 8 – Eligible New Chemistry Slides
[**]

Schedule 9 – Example of Cost Adjustment Calculations
(Assumes PPI = [**]%)

					Scenario 1						Scenario 2

	% of OCD’s		Year 1		% Change		Year 2		$ Change		% Change		Year 2		$ Change
Costs	Usage		Cost		In Cost		Cost		in Cost		in Cost		Cost		in Cost

[**]	[**]	%	$	[**]	[**]	%	$	[**]	$	[**]	[**]	%	$	[**]	$	[**]
[**]	[**]	%	$	[**]	[**]	%	$	[**]	-$	[**]	[**]	%	$	[**]	$	[**]
[**]	[**]	%	$	[**]	[**]	%	$	[**]	$	[**]	[**]	%	$	[**]	$	[**]
[**]	[**]	%	$	[**]	[**]	%	$	[**]	$	[**]	[**]	%	$	[**]	$	[**]
[**]			$	[**]	[**]		$	[**]	$	[**]	[**]		$	[**]	$	[**]
	Total		$	[**]	[**]	%	$	[**]	$	[**]	[**]	%	$	[**]	$	[**]
	Total (x[**])		$	[**]	[**]	%	$	[**]	$	[**]	[**]	%	$	[**]	$	[**]
Scenario 1 Conclusion: [**]Cost Adjustment Required (Other Costs Increased by < [**]% over PPI)

Adjustment Calculation [**]:
Actual [**]	$	[**]
Less: PPI Change ([**]% of $[**])	$	[**]
Total Adjustment	$	[**]
Scenario 2 Conclusion: [**] Costs Adjustments Required

Adjustment Calculation [**]
Same as above	$	[**]
Adjustment for [**] Costs:
Actual Cost Change	$	[**]
Less: “PPI Plus [**]%” Change ([**]% *$[**])	$	[**]
Adjustment	$	[**]
Total Adjustment	$	[**]

* - [**] Costs - [**] $[**], or $[**]/slide @ [**] slides

Schedule 10 – Additional Countries in the Territory

Albania	Liechtenstein
Andorra	Lithuania
Armenia	Macedonia
Azerbaijan	Malta
Bahrain	Monaco
Belarus	Norway
Bosnia and Herzegovina	Oman
Bulgaria	Pakistan
Croatia	Poland
Cyprus	Qatar
Czech Republic	Romania
Estonia	Russia
Faroes Islands	San Marino
Georgia	Saudi Arabia
Hungary	Slovakia
Iceland	Slovenia
Iran	Switzerland
Iraq	Syria
Israel	Tajikistan
Jordan	Turkey
Kazakhstan	Turkmenistan
Kuwait	Ukraine
Kyrgyzstan	United Arab Emirates
Latvia	Uzbekistan
Lebanon	Yemen

[*] and [**] text omitted throughout this exhibit for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.